Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-128689) of Residential Capital, LLC of our report dated March 9, 2007, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the changes in reportable segments discussed in Note 26, which the date is May 14, 2007) relating to the financial statements, financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K.
PricewaterhouseCoopers LLP
New York, New York
May 14, 2007